Exhibit 5.1



                                 August 7, 2001



Network Commerce Inc.
411 First Avenue South
Suite 200 North
Seattle, Washington  98104
(206) 223-1996

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of this Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the SEC for the resale of 750,000 shares of common stock (the "Registered Shares") of Network Commerce Inc. (the "Company").

     In connection with the preparation and filing of the Registration Statement, we have reviewed the Company's Articles of Incorporation and Bylaws and have made such other investigations as we deemed necessary in order to express the opinion set forth below. Based on the foregoing, it is our opinion that the Registered Shares will be fully paid and non-assessable under the Washington Business Corporation Act when certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor as described in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Validity of Common Stock."

                           Very truly yours,

                          /s/ Preston Gates & Ellis LLP